Exhibit 10.16

Simple Promissory Note Dated April 1, 2002 by and between the Thanksgiving Coffee Company and Paul and Joan Katzeff.

Simple Promissory Note

$15,000

In the City of Fort Bragg, County of Mendocino, in the State of California, on the 1st day of April, 2002 on demand, Thanksgiving Coffee Company, Inc. promises to pay to the order of Paul Katzeff and Joan Katzeff the principal sum of Fifteen thousand dollars ($15,000) payable in a lump sum on October 1, 2002, together with interest, at 10% per annum, payable in monthly installments of $500 (or more, at the option of Thanksgiving Coffee Company, Inc.) on the first of the month, beginning on the 1st day of May, 2002 and continuing until said principal and interest have been paid in full.

Obligee/Maker of Promise

/s/ Joan Katzeff, President	April 1, 2002
Officer, Thanksgiving Coffee Company, Inc.	Date

Borrower

/s/ Paul Katzeff	April 1, 2002
Paul Katzeff, Lender	Date

/s/ Joan Katzeff	April 1, 2002
Joan Katzeff, Lender	Date